Exhibit 10.14

Description of the Fiscal Year 2005 Executive Bonus Plan

Eligibility. Participants in the Fiscal Year 2005 Executive Bonus Plan (the “Bonus Plan”) are chosen solely at the discretion of Oracle Corporation’s Committee on Compensation and Management Development (the “Compensation Committee”) of the Board of Directors. Our Chairman, Chief Executive Officer, our Presidents, all of our Executive Vice Presidents and certain of our Senior Vice Presidents are eligible to be considered for participation in the Bonus Plan. As of August 27, 2004, there were twelve persons chosen to participate for fiscal year 2005. No person is automatically entitled to participate in the Bonus Plan in any Bonus Plan year. Oracle may also pay discretionary bonuses, or other types of compensation, outside the Bonus Plan.

History. The Compensation Committee approved the adoption of the Bonus Plan, which is part of the overall compensation program for our executives, at meetings held on August 13 and 27, 2004.

Purpose. The purpose of the Bonus Plan is to motivate the participants to achieve our financial performance objectives and to reward them when those objectives are met with bonuses that will be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration. The Bonus Plan will be administered by the Compensation Committee, consisting of no fewer than two members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Code.

Determination of Awards. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment, in fiscal year 2005, and certification of certain performance criteria established by the Compensation Committee. For fiscal year 2005:

(a)	Mr. Lawrence Ellison, our Chief Executive Officer; Mr. Jeff Henley, our Chairman of the Board; Ms. Safra Catz, a President; and Mr. Harry You, an Executive Vice President and Chief Financial Officer, will each receive an award based on Oracle’s improvement in its operating profit from fiscal year 2004 to fiscal year 2005;

(b)	Mr. Charles E. Phillips, Jr., a President, and each Executive Vice President and one Senior Vice President directly responsible for sales and consulting (collectively, the “Sales and Consulting Participants”) will each receive an award based upon improvement in license and outsourcing revenue growth in their respective areas of responsibility from fiscal year 2004 to fiscal year 2005 and upon reaching and exceeding targets with respect to licensing and consulting margins in their respective areas of responsibility for fiscal year 2005; and

(c)	the Executive Vice Presidents (other than each Executive Vice President directly responsible for sales or consulting) will each receive an award based on improvement in either revenue growth or operating profit, as the case may be, in their respective areas of responsibility from fiscal year 2004 to fiscal year 2005.

The Compensation Committee adopted the performance criteria on August 13 and 27, 2004, within 90 days after the start of fiscal year 2005. Each Sales and Consulting Participant’s total bonus under the Bonus Plan is calculated by summing the applicable bonus for each target. For all participants, the applicable bonus for their target or targets is related to the amount by which each target is exceeded or missed. If the target bonus calculation results in a negative number, the bonus for such target is zero. The details of each of the formulas with respect to the criteria have not been included in this description in order to maintain the confidentiality of our revenue and margin expectations, which we believe are confidential commercial or business information, the disclosure of which would adversely affect Oracle. In the event of the termination or resignation of a participant during fiscal year 2005, we intend to have the person who assumes the responsibilities of that participant assume the same bonus structure as that participant, but adjusted, as determined by the Compensation Committee, to take into account that such person did not serve in that capacity for the entire fiscal year.

Payment of Awards. All awards will be paid in cash as soon as is practicable following determination of the award, unless the Compensation Committee has, prior to the grant of an award, received and approved, in its sole discretion, a request by a participant to defer receipt of an award in accordance with the Bonus Plan.

Maximum Award. The amounts that will be paid pursuant to the Bonus Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Bonus Plan would be $7,500,000, less any other cash compensation (including base salary) she or he receives with respect to fiscal year 2005 (i.e., total cash compensation cannot exceed $7,500,000).

Amendment and Termination. The Compensation Committee may terminate the Bonus Plan, in whole or in part, suspend the Bonus Plan, in whole or in part from time to time, and amend the Bonus Plan, from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder, so long as stockholder approval has been obtained, if required in order for awards under the Bonus Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. The Compensation Committee may amend or modify the Bonus Plan in any respect, or terminate the Bonus Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Termination of Employment. Should a participant’s employment with us terminate for any reason during fiscal year 2005, the participant will not be eligible to receive an award under the Bonus Plan.

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